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                                                            ALTERNATE PROSPECTUS

                          SECOND PROSPECTUS SUPPLEMENT
                        FILED PURSUANT TO RULE 424(B)(3)
             (TO PROSPECTUS DECLARED EFFECTIVE SEPTEMBER 25, 1996,
                 AS SUPPLEMENTED BY FIRST PROSPECTUS SUPPLEMENT
                       DECLARED EFFECTIVE JULY 23, 1997)
                           REGISTRATION NO. 333-06121

                                2,092,000 SHARES
                            ------------------------

                            COMPRESSENT CORPORATION
                      (FORMERLY "CABLE-SAT SYSTEMS, INC.")

                                  COMMON STOCK

                            ------------------------

     This Second Prospectus Supplement (the "Second Prospectus Supplement") supplements and amends the Prospectus declared effective September 25, 1996, as amended by the First Prospectus Supplement declared effective July 23, 1997 (collectively, the "Prospectus") relating to the offer and resale by the holders thereof of up to 2,092,000 shares (the "Shares") of common stock, par value $0.001 per share, of Compressent Corporation, a Florida corporation (formerly named "Cable-Sat Systems, Inc.") (the "Company"). All capitalized terms used but not otherwise defined in this Second Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

     The Prospectus, together with the First Prospectus Supplement and Second Prospectus Supplement, constitutes the prospectus required to be delivered by
Section 5(b) of the Securities Act with respect to offers and sales of the shares by the Selling Stockholders. All references in the Prospectus to "this Prospectus" shall be understood to include the Prospectus as supplemented.

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE DATE OF THIS SECOND PROSPECTUS SUPPLEMENT IS NOVEMBER 10, 1997.
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     The Prospectus is hereby amended to include 200,000 shares of Common Stock issuable upon exercise of the Underwriters' Warrant and Underlying Underwriters' Warrant (together, the "Underwriters' Shares") issued in connection with the underwritten public offering of up to 1,050,000 shares of common stock, par value $0.001 per share, and 1,150,000 redeemable common stock purchase warrants of the Company.

     The Underwriters' Warrant, Underlying Underwriters' Warrant, and Underwriters' Shares were included in the Registration Statement declared effective on September 25, 1996, and were described in the Prospectus. The purpose of this Second Prospectus Supplement is to include the Underwriters' Shares with the shares being sold by the Selling Stockholders and to identify the holders of the Underwriters' Shares to be sold pursuant to this Prospectus.

                              SELLING STOCKHOLDERS

     The list of Selling Stockholders on pages 34 and 35 of the Alternate Prospectus is hereby amended to include the following holders of the Underwriters' Shares:

                                                                     NUMBER OF SHARES
                                                    SHARES         WHICH MAY BE OFFERED         SHARES
                                              BENEFICIALLY OWNED       PURSUANT TO        BENEFICIALLY OWNED
        NAME OF SELLING STOCKHOLDER             PRIOR TO SALE        THIS PROSPECTUS        AFTER OFFERING
--------------------------------------------  ------------------   --------------------   ------------------
Robert T. Kirk..............................        331,000               130,000               201,000
Michael Morrisett...........................         10,000                10,000                   -0-
Marie Lima..................................         16,950                16,000                   950
David Carter................................          5,000                 5,000                   -0-
Wendy Gusrae................................         15,000                15,000                   -0-
Glenn Desort................................         24,000                24,000                   -0-

     The plan of distribution for the Underwriters' Shares is the same as the plan of distribution set forth on page 34 of the Prospectus for the shares held by the original list of Selling Stockholders. Specifically, the holders may from time to time sell or otherwise dispose of such shares of Common Stock on their own behalf at market prices then prevailing or otherwise at prices then available. None of these Underwriters' Shares are being sold in the offering which is being underwritten by the Underwriter, and the Company will not receive any of the proceeds from the sale of these Underwriters' Shares. The Company is paying substantially all of the expenses of registration of the Underwriters' Shares. Brokers' commissions, taxes and other selling expenses are to be borne by the holders and are not expected to exceed normal selling expenses. Sales of the Underwriters' Shares will be subject to the prospectus delivery requirements and other requirements of the Securities Act.

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